Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Kiromic Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (2)	457(o)	—	—	$28,750,000.00	0.0000927	$2,665.13
Fees to Be Paid	Equity	Warrants to purchase common stock (3)(4)	Other	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(5)	457(o)	—	—	$35,937,500	0.0000927	$3,331.41
Fees to Be Paid	Equity	Pre-Funded Warrants to purchase common stock (2)(3)	Other	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (2)(6)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Underwriter’s Warrants to purchase common stock (3)(7)	Other	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock, $0.001 par value (8)	457(o)	—	—	$1,796,875.00	0.0000927	$166.57
				Total Offering Amounts		$66,484,375.00	—	$6,163,11
						Total Fees Previously Paid		—
						Total Fee Offsets		—
						Net Fee Due		$6,163.11

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $28,750,000.
(3)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(4)	Represents warrants to purchase common stock issued together with the shares of common stock sold and issued in this offering on a one-for-one basis that are exercisable at a price equal to 125% of the combined public offering price per share of common stock (the “Common Stock Warrants”).
(5)	Represents shares of common stock issuable upon exercise of the Common Stock Warrants.
(6)	Represents shares of common stock issuable upon exercise of the pre-funded warrants.
(7)	Represents warrants issuable to ThinkEquity LLC, or its designees, to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock and shares of common stock issuable upon exercise of the pre-funded warrants being offered at an exercise price equal to 125% of the combined public offering price per share of common stock (the “Underwriter Warrants”).
(8)	Represents shares of common stock issuable upon exercise of the Underwriter Warrants.